Exhibit 3.9(i)

ARTICLES OF INCORPORATION OF

SPANCO INTERNATIONAL, INC.

Under Section 55-2-02 of the North Carolina

Business Corporation Act

1.	Name. The name of the corporation is:

Spanco International, Inc.

2.	Shares. The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of common stock without par value.

3.	Registered Office. The street address of the corporation’s initial registered office is 1604 Boone Trail Road, Sanford, North Carolina 27330, located in Lee County, North Carolina and the name of its initial registered agent at such address is Lamar Beach.

4.	Initial Directors. The number of directors constituting the initial board of directors is one, and the name and address of the person who is to serve as the director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

Name	Address
Lamar Beach	1604 Boone Trail Road Sanford, NC 27330

5. Incorporator. The name and address of the incorporator is:

Name	Address
J. Porter Durham, Jr.	1000 Volunteer Building 832 Georgia Avenue C hattanooga, Tennessee 37402

6.

Director’s Liability. A director of the corporation shall not be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director, except for liability (a) with respect to acts or omissions that the director knew or believed at the time of such breach were clearly in conflict with the best interests of the corporation; (b) any liability under Section 55-8-33 of the North Carolina Business Corporation Act; or (c) any transaction from which the director derived an improper personal benefit. If the North Carolina Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended North Carolina Business Corporation Act.

7.	Indemnification. The corporation shall have the power to indemnify its directors and officers to the fullest extent permitted by law.

Dated this 21st day of December, 1993.

/s/ J. Porter Durham, Jr.
J. Porter Durham, Jr.
Incorporator